Exhibit 10.50

DIME COMMUNITY BANK KSOP
(As Amended and Restated Effective July 1, 2017)

FIRST AMENDMENT

1.             ARTICLE 9 – Section 9.1(b)(3) (Code Section 401(a)(9)) of the Dime Community Bank KSOP (the “Plan”) is amended to read as follows, effective July 1, 2017:

(3)  Required Minimum Distributions Under Code Section 401(a)(9).  Notwithstanding anything in the Plan to the contrary, a Participant’s distribution(s) from this Plan shall begin no later than the Participant’s “required beginning date” (as defined in the next sentence) and shall be made in at least the amounts required by clause (i) below, in order to comply with Code Section 401(a)(9).  The “Participant’s “required beginning date” shall be the April 1 of the calendar year following the later of the calendar year in which the Participant attains age 70½ or the calendar year in which the Participant terminates employment, except as is otherwise provided in clause (iv) below (Special Rule for 5% Owners).

(i)  Amount.  A Participant’s benefit shall be distributed at least as rapidly as over the life of the Participant, or over the lives of such Participant and a Beneficiary, or over a period not extending beyond the life expectancy of such Participant or the joint life expectancy of such Participant and a Beneficiary, and shall follow the requirements of Treasury regulation § 1.401(a)(9)-5 (Required Minimum Distributions from Defined Contribution Plans).

(ii)  Available Forms.  A Participant who has reached his or her required beginning date may elect to receive his or her benefit in any of the optional forms available under Section 9.1(a) (“Form of Distribution”), subject to the required minimum distribution provisions described in clause (i) above.

(iii)  Additional Election Available for Participants with Pre-1987 After-Tax Contributions.  A Participant whose account includes after-tax contributions made to the Plan before 1987 (“pre-1987 after-tax contributions”) may elect to receive his or her distribution, in lieu of in one of the optional forms described in clause (ii) above, in such amounts and at such times as the Participant may request until such time as the Participant’s pre-1987 after-tax contributions have been fully distributed from the Plan, subject to the required minimum distribution provisions described in clause (i) above.  This clause (iii) is intended to allow the Participant to take advantage of the tax relief afforded under Code Section 72(e)(8)(D) (“Investment in the Contract Before 1987”) by electing a form for the distribution of such pre-1987 after-tax contributions that does not constitute an “annuity” within the meaning of Code Section 72.

(iv)  Special Rule for 5% Owners.  In the case of a distribution to a Participant who is a “five percent owner” (as defined in Code section 416(i)) at any time during the Plan Year ending in the calendar year in which the Participant attains age 70½, the “required beginning date” for purposes of this Section 9.1(b)(3) shall the April 1 of the calendar year following the calendar year in which the Participant attains age 70½.

IN WITNESS WHEREOF, this First Amendment has been executed by the undersigned officer of Dime Community Bank pursuant to authority given by the Board of Directors, effective as of the date indicated above.

DIME COMMUNITY BANK

By:

Name:

Title:

Date:

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